UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COGNEX CORPORATION

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

COGNEX CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 4, 2022

To our Shareholders:

The 2022 Annual Meeting of Shareholders of COGNEX CORPORATION will be held at 9:00 a.m. local time on Wednesday, May 4, 2022, at Cognex’s headquarters located at One Vision Drive, Natick, Massachusetts 01760, for the following purposes:

1.	To elect two Directors to serve for a term of three years and one Director to serve for a term of two years, all as more fully described in the proxy statement for the meeting;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022; and

3.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”).

In addition, we will consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 4, 2022 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY, OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Mark T. Fennell, Secretary

Natick, Massachusetts

March 18, 2022

Important

Please note that due to security procedures, you may be required to show a form of picture identification to gain access to our headquarters. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

COGNEX CORPORATION

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING PROCEDURES

General

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation (“Cognex” or the “company”) for use at the 2022 Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Wednesday, May 4, 2022, at our headquarters located at One Vision Drive, Natick, Massachusetts 01760, and at any adjournments or postponements of that meeting. Our telephone number is (508) 650-3000. At this meeting, shareholders will consider and vote on the following proposals:

1.	To elect two Directors to serve for a term of three years and one Director to serve for a term of two years, all as more fully described in the proxy statement for the meeting;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022; and

3.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”).

The Board of Directors (the “Board”) recommends that you vote your shares “FOR” each proposal. The Board knows of no other matters to be presented at this meeting.

This proxy statement is first being made available to our shareholders on or about March 18, 2022.

Voting Rights and Quorum

Shareholders of record at the close of business on March 4, 2022 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. As of the close of business on the Record Date, there were 173,891,952 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote. Our common stock is listed and trades on the NASDAQ Global Select Market.

The holders of a majority of our common stock outstanding on the Record Date are required to be present in person or be represented by proxy at the meeting to constitute a quorum for the transaction of business. Following the determination of a quorum, the vote required for approval of the matters to be considered at the meeting is as follows:

•

Nominees for Director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An incumbent director who does not receive more votes “for” than “against” his or her election will promptly offer to tender his or her resignation. The resignation would be considered by the Nominating, Governance and Sustainability Committee and acted upon by our Board of Directors (without participation by the incumbent Director who tendered his or her resignation) within 90 days of the election. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation in a Current Report on Form 8-K furnished to the U.S. Securities and Exchange Commission (the “SEC”).

•	Other matters presented at the meeting require the affirmative vote of a majority of votes cast on the matter.

Treatment of Abstentions and Broker Non-Votes

We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter. For the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. As a result, abstentions and broker non-votes, if any, will have no effect on the voting for Director elections, the ratification of the selection of our independent registered public accounting firm or the non-binding advisory proposal regarding executive compensation.

Voting Your Shares

If you received a paper copy of the proxy materials, you may vote your shares by submitting the proxy card accompanying the material for use at the meeting. Please complete, date, sign and submit the proxy card as instructed on the card. You may also vote your shares by telephone or via the Internet by following the instructions included on the proxy card or on the Notice of Internet Availability of Proxy Materials. The Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m. Eastern time on May 4, 2022.

The Board recommends an affirmative vote on all proposals described in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations as set forth in this proxy statement.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	Giving written notice of revocation of your proxy to the Secretary of Cognex;

•	Completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	Properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Voting in person at the meeting, although meeting attendance will not, by itself, revoke a proxy.

Expense of Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by delivery of these materials, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, email, fax and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals at our expense.

How to Obtain an Annual Report on Form 10-K

Our Annual Report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the SEC for our most recent fiscal year is available on our website at www.cognex.com under “Company—Investor Information—Financial Reports—SEC Filings.” Shareholders can send a written request to Investor Relations at Cognex Corporation, One Vision Drive,

Natick, Massachusetts 01760 or by email at IR@cognex.com and we will provide a printed copy to such person without charge.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may send only one copy of our proxy statement and annual report to multiple shareholders in the same household unless contrary instructions were received. To obtain a copy of either document, please contact Cognex Investor Relations at the mailing address or email address noted above. To receive a copy of either document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above mailing or email address.

Investor Contact

If you have any questions about the meeting or your ownership of our common stock, please contact Cognex Investor Relations at the above mailing or email address.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of the Record Date, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class (1)
BlackRock, Inc. (and affiliates) 55 East 52nd Street New York, NY 10055	19,214,328	(2)	11.0%
The Vanguard Group, Inc. (and affiliates) 100 Vanguard Blvd. Malvern, PA 19355	15,784,705	(3)	9.1%
The Bank of New York Mellon Corporation (and affiliates) 240 Greenwich Street New York, NY 10286	11,024,224	(4)	6.3%

(1)	Percentages are calculated on the basis of 173,891,952 shares of our common stock outstanding as of March 4, 2022.
(2)

Information regarding BlackRock, Inc. is based solely upon a Schedule 13G/A filed by BlackRock with the SEC on January 27, 2022, which indicates that BlackRock held sole voting power over 17,760,096 shares and sole dispositive power over 19,214,328 shares.

(3)

Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2022, which indicates that The Vanguard Group held shared voting power over 140,533 shares, sole dispositive power over 15,522,509 shares and shared dispositive power over 262,196 shares.

(4)

Information regarding The Bank of New York Mellon Corporation is based solely upon a Schedule 13G/A filed by The Bank of New York Mellon Corporation with the SEC on February 1, 2022, which indicates that: The Bank of New York Mellon Corporation held sole voting power over 8,408,690 shares, shared voting power over 1,633 shares, sole dispositive power over 8,645,340 shares and shared dispositive power over 2,047,749 shares; and each of BNY Mellon IHC, LLC and MBC Investments Corporation held sole voting power over 7,711,502 shares, sole dispositive power over 7,897,455 shares and shared dispositive power over 2,043,406 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of the Record Date, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class (2)
Robert J. Shillman (3)	5,660,800	(4)	3.3%
Anthony Sun	477,070		*
Robert J. Willett	459,866		*
Theodor Krantz	175,308		*
Sheila M. DiPalma	104,500		*
Patrick A. Alias	100,247		*
Carl W. Gerst III	70,000		*
Paul D. Todgham	20,720	(5)	*
Dianne M. Parrotte	20,408		*
Sachin Lawande	608		*
Marjorie T. Sennett	—
All Directors and Executive Officers as a group (11 persons)	7,089,527	(6)	4.1%

*	Less than 1%
(1)

Includes the following shares, which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 4, 2022: Dr. Shillman, 0 shares; Mr. Sun, 169,200 shares; Mr. Willett, 456,705 shares; Mr. Krantz, 139,200 shares; Ms. DiPalma, 104,500 shares; Mr. Alias, 100,247 shares; Mr. Gerst, 70,000 shares; Mr. Todgham, 4,461 shares; Dr. Parrotte, 19,800 shares; Mr. Lawande, 0 shares and Ms. Sennett, 0 shares.

(2)

Percentages are calculated on the basis of 173,891,952 shares of our common stock outstanding as of March 4, 2022. The total number of shares outstanding used in this calculation assumes that the currently exercisable options or options which become exercisable within 60 days of March 4, 2022, as well as shares issuable upon settlement of restricted stock units that will vest within 60 days of March 4, 2022, held by the specified person are exercised or vest, as applicable. Such number of shares outstanding does not include the number of shares of our common stock underlying options or restricted stock units held by any other person.

(3)	Dr. Shillman retired from the Board of Directors and as an executive officer on May 5, 2021 following the 2021 Annual Meeting of Shareholders.
(4)	Includes 5,660,000 shares held in trusts with respect to which Dr. Shillman serves as trustee.
(5)

As part of Mr. Todgham’s initial equity award grant after starting his employment with Cognex on March 9, 2020, Mr. Todgham received 35,000 restricted stock units that vest in three approximately equal annual installments on the first, second and third anniversaries of the grant date, April 29, 2020. 11,667 restricted stock units are expected to vest on April 29, 2022.

(6)

Includes 1,064,113 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 4, 2022, and 11,667 shares issuable upon the settlement of restricted stock units that vest into shares of common stock within 60 days of March 4, 2022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Our executive officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

Based solely on copies of such forms furnished to us as provided above, we believe that during fiscal year 2021, our executive officers, Directors and owners of greater than 10% of our common stock complied with the applicable Section 16(a) filing requirements.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to our Board of Directors and our employees, including our named executive officers. Predating this code are our company’s ten corporate values, which include “integrity” and are the basis for ensuring that we maintain the highest ethical standards in all that we do. Copies of our company’s Code of Business Conduct and Ethics are available on our website at www.cognex.com under “Company—Investor Information—ESG—Governance Documents” and our ten corporate values are available under “Company—Investor Information—ESG—ESG Overview.” We intend to disclose on our website any amendment to, or waiver of, any provision of this code applicable to our directors and named executive officers that would otherwise be required to be disclosed under the rules of the SEC or The NASDAQ Stock Market LLC (“Nasdaq”).

Director Independence

Our Board of Directors has determined that the Director nominees and other incumbent Directors are “independent” as such term is defined in the applicable listing standards of Nasdaq, except for Robert J. Willett, who is an executive officer of Cognex, and Patrick A. Alias, who is a non-executive employee of Cognex.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors were separated in March 2011. At that time, Mr. Willett was promoted to become our Chief Executive Officer and Dr. Robert J. Shillman, the company’s founder, retained his position as Chairman of the Board of Directors. Dr. Shillman retired from the Board of Directors and as an executive officer of the Company on May 5, 2021. At that time, Anthony Sun succeeded Dr. Shillman as Chairman of the Company’s Board of Directors maintaining the separation of CEO and Chairman. Mr. Sun continues to lead executive sessions of the independent Directors, which occur regularly.

Our Board believes that this leadership structure (specifically, maintaining the separation of the CEO and Chairman roles), promotes the proper balance of leadership and direction for the Board and management that assists the Board in the administration of its risk oversight responsibilities.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal, regulatory, strategic and reputational risks, and reviewing the outputs of our company’s “Enterprise Risk Management” program. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company so that it can understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board. This enables the Board and its committees to coordinate the risk oversight role. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from our company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our cybersecurity, internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm significant risks and exposures and the steps management has taken to minimize those risks.

Policy on Pledging, Hedging and Trading of Cognex Stock

Our insider trading policy governs the timing and type of transactions in Cognex stock by our Board of Directors and certain Cognex employees who have regular access to material non-public information, including our executive officers (collectively, “Insiders”). For example, Insiders are prohibited from trading in Cognex securities during “quiet periods” designated by the company’s Chief Financial Officer. Among other provisions, the policy:

•	prohibits our Directors and any Cognex employee, including our executive officers, from engaging in short sales of Cognex stock (with violators subject to immediate termination);

•

prohibits our Directors and executive officers from trading in exchange-traded options for Cognex stock or any other derivative security designed to hedge or offset risk of a decline in the market value of Cognex stock; and

•	prohibits our Directors and executive officers from pledging Cognex stock as collateral for a loan without the approval of the Compensation/Stock Option Committee of the Board of Directors.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all letters and circulate them to the appropriate Director(s).

Board Meetings, Committees and Attendance

Our Board of Directors held six meetings during 2021. During 2021, each Director attended at least 75% of the total number of meetings of the Board of Directors held during the period the Director served on the Board and meetings of the committees on which such Director served during the period the Director served on the Board. Our Directors are strongly encouraged to attend the annual meeting of shareholders or the special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors then-elected attended the 2021 Annual Meeting of Shareholders held on May 5, 2021.

The Board has three standing committees: the Compensation/Stock Option Committee, the Audit Committee and the Nominating, Governance and Sustainability Committee. Each committee acts according to a written charter approved by the Board. The charters are available on our website at www.cognex.com under “Company—Investor Information—ESG—Governance Documents.” Each Director who served on a Board committee during 2021 was “independent” as such term is defined in the applicable listing standards of Nasdaq and SEC rules. The agenda for committee meetings is determined by its Chairman in consultation with the other members of the committee and management. The Chairman reports the actions and determinations of the committee to the full Board on a regular basis.

The following table provides current committee membership information for each of the Board committees:

Name	Compensation/ Stock Option	Audit	Nominating, Governance and Sustainability
Theodor Krantz	*	*
Sachin Lawande	X	X
Dianne M. Parrotte	X		X
Marjorie T. Sennett		X
Anthony Sun		X	*

*	Committee Chairman
X	Committee Member

Eugene Banucci and Jerry Schneider, former Directors whose term on the Board ended on May 5, 2021, both served on the Audit Committee and the Nominating and Corporate Governance Committee (now named the Nominating, Governance and Sustainability Committee) through the end of their terms.

Compensation/Stock Option Committee

In accordance with its written charter, the Compensation/Stock Option Committee:

•

Discharges the Board’s responsibilities relating to the compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	Oversees our overall compensation structure, policies and programs;

•	Administers our stock option and other equity-based plans; and

•	Reviews and makes recommendations to the Board regarding the compensation of our Directors.

Since 2020, the Compensation/Stock Option Committee has engaged the independent compensation consulting services of Pay Governance LLC (“Pay Governance”), an independent compensation consultant. Pay Governance reports directly to the Compensation/Stock Option Committee and assists it in evaluating and designing our executive and Director compensation programs and policies. During 2021, Pay Governance reviewed and provided market information and analysis regarding the competitiveness of our executive and Director compensation program design and our award values in relationship to our performance and peer group. Additionally, Pay Governance provided market data and regulatory updates as well as governance and best practices trends. Pay Governance attends committee meetings, as requested, and communicates with the chairman of the Compensation/Stock Option Committee and our EVP of Employee Services between meetings; however, the Compensation/Stock Option Committee makes all of our executive compensation decisions. Pay Governance is retained only by the Compensation/Stock Option Committee and does not provide any other consulting services to the company. Additional information about the Compensation/Stock Option Committee’s role in setting executive compensation and the services Pay Governance performed for the Compensation/Stock Option Committee in 2021 is described in our “Compensation Discussion and Analysis” section below.

The Compensation/Stock Option Committee regularly reviews the services provided by Pay Governance and believes that Pay Governance is independent in providing compensation consulting services. The Compensation/Stock Option Committee conducted a specific review of its relationship with Pay Governance in 2021, and determined that Pay Governance’s work for the committee did not raise any conflicts of interest, consistent with the regulations adopted by the SEC and Nasdaq. In addition, Pay Governance delivered a letter to the Compensation/Stock Option Committee certifying to its independence in accordance with the independence standards of the SEC and Nasdaq.

Our Chief Executive Officer, other Cognex executives, and the Cognex Employee Services department also support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and equity-based awards for each of our other executive officers. Our Chief Executive Officer also has been delegated the authority to approve stock options, restricted stock unit awards and other equity-based awards to non-executive employees of Cognex not to exceed 80,000 shares to any one individual in the aggregate per calendar year.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee utilizes independent third-party benchmarking surveys acquired by Cognex and, as described above, may retain compensation consultants from time to time.

Committee meetings are regularly attended by our Executive Vice President of Employee Services, Sheila DiPalma, except when her compensation is being discussed, and may also include other executives at the invitation of the Compensation/Stock Option Committee. The Compensation/Stock Option Committee also meets in executive session as appropriate. The Compensation/Stock Option Committee met four times in 2021.

The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

Further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs is provided under the heading “Compensation Discussion and Analysis.”

Audit Committee

In accordance with its written charter, the Audit Committee’s general responsibilities include, among other things, the following:

•	Being directly responsible for the appointment, compensation, retention and termination, and oversight of the work of, Cognex’s independent registered public accounting firm;

•	Reviewing the qualifications, performance and independence of Cognex’s independent registered public accounting firm;

•	Reviewing our audited and unaudited financial statements;

•	Reviewing the adequacy and effectiveness of our internal control over financial reporting with management and our independent registered public accounting firm;

•	Reviewing and authorizing both audit and non-audit services to be provided to Cognex by its independent registered public accounting firm and related fees;

•	Reviewing and approving related party transactions; and

•	To the extent deemed necessary by the Audit Committee to carry out its responsibilities, engaging independent counsel and other advisors and determining the compensation payable to them.

For 2021, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee held five meetings during 2021.

The Board of Directors has determined that all members of the Audit Committee are financially literate, and that each of Mr. Krantz and Ms. Sennett qualifies as an “audit committee financial expert” under the rules of the SEC.

Nominating, Governance and Sustainability Committee

The Nominating, Governance and Sustainability Committee, formerly named the Nominating and Corporate Governance Committee, is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election as Directors at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating, Governance and Sustainability Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines to assist and guide the Board in the exercise of its responsibilities, periodically reviewing these guidelines and recommending changes deemed appropriate, and coordinating any evaluations of the Board and its committees. Further, the Board amended the committee’s charter in 2022 such that going forward, the Nominating, Governance and Sustainability Committee will be responsible for the general oversight of Cognex’s environmental, social and governance (“ESG”) strategy, practices and policies, including the consideration of emerging ESG trends that may affect the business, operations, performance or reputation of Cognex. The Nominating, Governance and Sustainability Committee met two times during 2021.

In 2017, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating, Governance and Sustainability Committee will include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating, Governance and Sustainability Committee will be required to abide by these guidelines. Since this amendment to our corporate governance guidelines, Dr. Parrotte (in 2018), Mr. Lawande (in 2021) and Ms. Sennett (in 2021) have been added to the Board.

In February 2022, the Board met and, upon the recommendation of the Nominating, Governance and Sustainability Committee, recommended the Director nominees for election at the meeting. Marjorie T. Sennett, Anthony Sun and Robert J. Willett have been nominated for election to the Board.

Compensation/Stock Option Committee Interlocks and Insider Participation

During 2021, Mr. Krantz, Dr. Parrotte and Mr. Lawande served on the Compensation/Stock Option Committee. No member of the Compensation/Stock Option Committee served as an officer or employee of Cognex or any of its subsidiaries, nor, other than Mr. Lawande as described below, had any business relationship or affiliation with Cognex or any of its subsidiaries during 2021 other than his or her service as a Director. Mr. Lawande is the President and Chief Executive Officer of Visteon Corporation, which is a Cognex customer that purchases Cognex products at rates generally charged by Cognex to third-party customers in arm’s length transactions, and the aggregate value in 2021 was below $120,000.

Certain Relationships and Related Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. Under our Code of Business Conduct and Ethics, any transaction or relationship engaged in by our employees that reasonably could be expected to give rise to a conflict of interest should be reported promptly to our Compliance Officer, who may notify our Board of Directors or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a Director or executive officer are required to be disclosed directly to the Chairman of our Board of Directors.

Board Diversity Matrix

The following shows the diversity make-up of the Board as of February 1, 2022.

Board Diversity Matrix (as of February 1, 2022)
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	2	5	0	0
Demographic Background
African American or Black	0	0	0
Alaskan Native or Native American	0	0	0
Asian	0	2	0
Hispanic or Latinx	0	0	0
Native Hawaiian or Pacific Islander	0	0	0
White	1	3	0
Two or More Races or Ethnicities	0	0	0
LGBTQ+	0	0	0
Did Not Disclose Demographic Background	1	0	0

Director Nominees

When considering a potential candidate for membership on our Board of Directors, the Nominating, Governance and Sustainability Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment to be effective, with the other Directors and management, in collectively serving the long-term interests of our shareholders. Each nominee is expected to be personable and support our “Work Hard, Play Hard, Move Fast” culture. Further, each nominee is expected to have direct and significant experience in one or more industries or markets in which our company does, or plans to do, business, and/or significant senior-level management experience in functions or roles which are helpful to our company. This includes, for example, finance, accounting, legal, human resources, engineering, manufacturing, and sales and marketing.

In addition to the minimum qualifications set forth above, when considering potential candidates for our Board of Directors, the Nominating, Governance and Sustainability Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors, that the committees of the Board are comprised entirely of independent Directors, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules. The Nominating, Governance and Sustainability Committee may also consider any other standards that it deems appropriate.

The Nominating, Governance and Sustainability Committee and our Board seek the talents and backgrounds that would be most helpful to Cognex when selecting Director nominees. In particular, the committee, when recommending Director candidates to the full Board for nomination, may consider whether a Director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

In 2017, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating, Governance and Sustainability Committee will include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating, Governance and Sustainability Committee will be required to abide by these guidelines. Since this amendment to our corporate governance guidelines, Dr. Parrotte (in 2018), Mr. Lawande (in 2021) and Ms. Sennett (in 2021) have been added to the Board.

Board diversity, including with respect to ethnicity, age and gender, continues to be a priority of the Board. Effective November 3, 2021, Marjorie T. Sennett was appointed to the Board and is nominated for election to the Board at this 2022 Annual Meeting of Shareholders. When considering Ms. Sennett’s candidacy, the Board weighed Ms. Sennett’s background, public board experience, extensive knowledge of corporate finance and financial reporting, financial leadership for fast-growing companies in the biotechnology and technology sectors, experience as an institutional investor and other factors deemed important to it. The Nominating, Governance and Sustainability Committee believes that there will be opportunities over the next one-to-three years to continue to add strong, independent, diverse directors to the Board.

In practice, the Nominating, Governance and Sustainability Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating, Governance and Sustainability Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating, Governance and Sustainability Committee or others. The Nominating, Governance and Sustainability Committee did not receive any shareholder nominations for Director with respect to this Annual Meeting of Shareholders.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2023 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 18, 2022. These recommendations must include:

•	the name and address of record of the shareholder;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding ten full fiscal years of the proposed Director candidate;

•

a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications described above and any other criteria for Board membership approved by the Board from time to time;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•

the consent of the proposed Director candidate to be named in the proxy statement, to serve as a Director if elected at such meeting, and to give our company the authority to carry out a detailed and thorough investigation of his/her educational, professional, financial and personal history.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Shareholder Proposals.”

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven Directors and is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Anthony Sun and Robert J. Willett be elected to serve terms expiring at the 2025 Annual Meeting of Shareholders and in each case until a successor is duly elected and qualified or until his earlier death, resignation or removal. Further, we are proposing that Marjorie T. Sennett be elected to serve a term expiring at the 2024 Annual Meeting of Shareholders and until a successor is duly elected and qualified or until her earlier death, resignation or removal. Ms. Sennett was appointed to the Board in November 2021. Cognex is providing shareholders with the opportunity to vote on Ms. Sennett as a new member of the Board in the first Annual Shareholders Meeting following her appointment irrespective of her assigned class.

Biographical information including the key attributes and skills the director nominees brings to our Board are set forth below.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ANTHONY SUN, ROBERT J. WILLETT AND MARJORIE T. SENNETT.

The persons named in the accompanying proxy will vote, unless a shareholder specifies otherwise, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each nominee, if elected, will serve as a Director. If a nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. There are no family relationships between any incumbent Director or any Director nominee and any executive officer of Cognex or its subsidiaries.

Information Regarding Directors and the Director Nominees

Set forth below is information furnished to us by the Director nominees and the incumbent Directors whose terms will continue after the meeting. The biographical description for each Director and Director nominee includes his or her age, all positions he or she holds with Cognex, his or her principal occupation and business experience over the past five years, and the names of other publicly held companies for which he or she currently serves as a director or has served during the past five years. It also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that the nominee should serve as a director of Cognex or, with respect to each Director who is not standing for election, that the Board would expect to consider if it were making a conclusion currently as to whether he or she should serve as a director.

We believe that all of our Directors have a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to Cognex and, to the extent applicable, our Board. Our Board does not currently evaluate whether incumbent Directors who are not standing for election should serve as directors, as the terms for which they were previously elected continue beyond the meeting.

Nominated for a term ending in 2025:

Anthony Sun, 69, has served as a director since 1982. Mr. Sun served as a managing general partner and Chief Executive Officer of Venrock Associates, a venture capital partnership, from 1997 until his retirement in

2010. He began his tenure at Venrock in 1979 and was a general partner from 1980 to 1997. Mr. Sun also serves as a member of the Boards of Directors of several private companies. During the past five years, Mr. Sun has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. Mr. Sun holds a B.S. and M.S. in Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard University. We believe Mr. Sun’s qualifications for sitting on our Board of Directors include his executive experience, his expertise in the high-technology industry, particularly having served as a member of the Board of Directors of more than a dozen public high-tech companies in the past, and the deep understanding of our company that he has acquired through service on our Board.

Robert J. Willett, 54, has served as a director and Chief Executive Officer of Cognex since 2011. Mr. Willett joined our company in 2008 as President of the Modular Vision Systems Division, and was promoted to President and Chief Operating Officer in 2010. He came to Cognex from Danaher Corporation, a diversified manufacturer of industrial controls and technologies, where he served as Vice President of Business Development and Innovation for the Product Identification Business Group and as President of Videojet Technologies, a leader in coding and marking products. Prior to that, Mr. Willett served as Chief Executive Officer of Willett International Ltd., a coding and marking company that was sold to Danaher and merged with Videojet. Mr. Willett currently serves as a director of Clean Harbors, Inc. (CLH), a publicly held company listed on the New York Stock Exchange. Mr. Willett holds a B.A. from Brown University, and an M.B.A. from Yale University. We believe Mr. Willett’s qualifications for sitting on our Board of Directors include his experience in the machine vision industry, his executive leadership experience and the knowledge of our company that he has acquired through his management roles.

Nominated for a term ending in 2024:

Marjorie T. Sennett, 61, has served as a director and member of the Audit Committee since November 3, 2021. Ms. Sennett currently serves as a member of the Board of Directors and Chair of the Audit Committee of The diaTribe Foundation, a private entity focused on improving the outcomes of people with diabetes. From 2014 to 2018, she was a director and member of the Audit Committee at QuinStreet, Inc. (QNST), a performance marketing technology company. Named one of “20 Women in Finance You Should Add to Your Company’s Board” by Business Insider, Ms. Sennett previously served as a managing director of Farallon Capital Management, LLC where she invested in publicly traded securities for eight years. Before that, she was Chief Financial Officer at eGroups, Inc., where she co-led the sale of the company to then publicly held Yahoo! Inc., and at Amylin Pharmaceuticals, Inc., where she led the company’s initial public offering and multiple follow-on public offerings. Ms. Sennett holds a B.A. from Vanderbilt University and an M.B.A. from Stanford University. We believe Ms. Sennett’s qualifications for sitting on our Board of Directors include her public board experience, extensive knowledge of corporate finance and financial reporting, financial leadership for fast-growing companies in the biotechnology and technology sectors, and experience as an institutional investor.

Serving a term ending in 2023:

Patrick A. Alias, 76, has served as a director since 2001. Mr. Alias has served as Senior Vice President of Cognex since April 2005, and previously was Executive Vice President from 1991 through April 2005. Over the past three years, Mr. Alias has been involved with growing Cognex’s Logistics business and supporting Cognex’s Deep Learning technology. Prior to joining Cognex, Mr. Alias spent more than 20 years in various high-technology management positions in Europe, Japan and the United States. He holds Master’s Degrees in Electronics, Mathematics and Economics, and is a graduate of Harvard Business School’s Advanced

Management Program. During the past five years, Mr. Alias has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Mr. Alias’s qualifications for sitting on our Board of Directors include his four decades of experience working with high-technology companies, including nearly fifteen years as our company’s Executive Vice President of Worldwide Sales and Marketing, and his extensive management experience.

Theodor Krantz, 79, has served as a director since 2007. In 2018, Mr. Krantz retired after serving as Vice President and Chief Financial Officer of Airmar Technology Corporation since May 2011, where Mr. Krantz had previously served as President from 2000 to 2011. He was President, and later Chief Executive Officer, of Velcro Industries from 1984 to 1999. For more than 14 years, Mr. Krantz has been serving as a member of the Board of Directors and Audit Committee of Hitchiner Manufacturing Company. Mr. Krantz also served as a member of the Board of Directors and Audit Committee of ControlAir, Inc. from 2002 to 2021. Mr. Krantz holds a B.A. from Princeton University, and an M.B.A. from Harvard University. We believe Mr. Krantz’s qualifications for sitting on our Board of Directors include his extensive executive leadership experience and his accounting and financial management expertise.

Dianne M. Parrotte, M.D., M.P.H., 72, has served as a director since 2018. Since 1995, Dr. Parrotte has been an independent consultant to corporations, law firms and insurance companies on human resource matters involving employee health and wellness. She was a trustee of the Shillman Foundation from March 2000 until her resignation in February 2018. From 1989 until 1995, Dr. Parrotte was chief in charge of occupational health at Bath Iron Works (later acquired by General Dynamics). From 1982 to 1988, she was the on-site medical director at Polaroid Corporation. Dr. Parrotte served as a Cognex director from 1981, at the time of the company’s incorporation, to 1982. In addition to numerous certifications and licenses, Dr. Parrotte holds an M.P.H. from the Medical College of Wisconsin, an M.D. from the Boston University School of Medicine and a B.A. from Boston University. She also completed the Penn State Executive Program. During the past five years, Dr. Parrotte has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Dr. Parrotte’s qualifications for sitting on our Board of Directors include her experience with a wide range of human resource and organizational matters, as well as her significant knowledge of the history and culture of Cognex.

Serving a term ending in 2024:

Sachin Lawande, 54, has served as a director since January 1, 2021. Mr. Lawande is the President and Chief Executive Officer of Visteon Corporation (VC), a leading global technology supplier of vehicle cockpit electronic products. Mr. Lawande has held this position since 2015. Previously, he worked for Harman International Industries, Inc. (HAR), which was an independent public company at the time, for 10 years, where he held a range of leadership positions including president of the company’s largest division with nearly $3 billion in annual sales. Since 2015, Mr. Lawande has served as a director of Visteon Corporation, a publicly held company listed on Nasdaq. He was also on the board of DXC Technology Company (DXC) from 2015 until August 2020. Mr. Lawande holds a B.S. from Bombay University, and a Master’s Degree from Southern Illinois University at Edwardsville, in Electrical and Electronics Engineering. Mr. Lawande’s qualifications for sitting on the Board of Directors include his executive leadership experience, including his service as chief executive officer of a large public company, perspective from his service on other public company boards, expertise in the automotive, technology and software industries, and international experience, including experience with manufacturing and engineering operations in India.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2021, other than Mr. Willett and Dr. Shillman. Details of Mr. Willett’s and Dr. Shillman’s compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.”

Director Compensation Table—2021

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	All Other Compensation		Total Compensation
Patrick A. Alias	$—	$273,352	$75,014	$188,982	(3)	$537,348
Eugene Banucci (4)	$23,781	$—	$—	$—		$23,781
Theodor Krantz	$68,429	$273,352	$—	$—		$341,781
Sachin S. Lawande	$51,825	$273,352	$—	$—		$325,177
Dianne M. Parrotte	$48,292	$273,352	$—	$—		$321,644
Jerry A. Schneider (5)	$22,082	$—	$—	$—		$22,082
Marjorie T. Sennett	$29,918	$44,198	$—	$—		$74,116
Anthony Sun	$94,494	$273,352	$—	$—		$367,846

(1)

In 2021, each Director other than Mr. Willett was granted 3,039 restricted stock units (“RSUs”) (except that Ms. Sennett was granted 544 RSUs given Ms. Sennett’s appointment to the Board in November 2021). These RSUs began vesting in annual installments of 20%, 30% and 50% on February 16, 2022 (except for Ms. Sennett whose grant begins vesting on November 8, 2022). Amounts listed in this column represent the grant date fair value of RSUs. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. See also the information under the heading “Director Compensation—Elements of Director Compensation.”

(2)

Each Director, other than Mr. Willett, had the following options outstanding on December 31, 2021: Mr. Alias, options to purchase 137,981 shares; Mr. Krantz, options to purchase 166,000 shares; Mr. Lawande, options to purchase 0 shares; Dr. Parrotte, options to purchase 44,000 shares; Ms. Sennett, options to purchase 0 shares; and Mr. Sun, options to purchase 196,000 shares. Except for Mr. Banucci and Mr. Schneider, who each forfeited 39,200 unvested options in connection with their departure from the Board, the Directors listed above did not forfeit any stock option or RSU grants in 2021.

(3)

Includes Mr. Alias’ salary of $94,091 and a $93,600 bonus under our annual bonus program, both of which were earned by Mr. Alias during 2021 in his capacity as a non-executive employee of Cognex, as well as life insurance premiums of $1,088 and taxable fringe benefits of $203, which all Cognex employees are eligible to receive.

(4)	Mr. Banucci completed his term on the Board of Directors on May 5, 2021 following the 2021 Annual Meeting of Shareholders.
(5)	Mr. Schneider completed his term on the Board of Directors on May 5, 2021 following the 2021 Annual Meeting of Shareholders.

Elements of Director Compensation

The Compensation/Stock Option Committee reviews our non-employee director compensation on an annual basis. The Compensation/Stock Option Committee considers various factors in making a recommendation to the Board, including a competitive assessment of the director’s compensation with that of our compensation peer group (as described under the heading “Compensation Discussion and Analysis”), market trends, the responsibilities of our non-employee directors, the anticipated time commitment and amount of work, the responsibilities of the various committees of the Board, and our ability to attract and retain high caliber non-employee directors to serve on the Board. The Compensation/Stock Option Committee also retained an independent compensation consultant, Pay Governance, to help benchmark and set non-employee director compensation for 2021. We provide a significant portion of the total compensation of our non-employee directors in the form of equity compensation to align their long-term interests with those of our shareholders.

In 2021, as part of the compensation program review described above, the Compensation/Stock Option Committee, in consultation with Pay Governance, recommended certain changes to our non-employee director compensation program. Specifically, the committee recommended abandoning “per meeting” fees in favor of annual retainers and transitioning equity awards from stock options to restricted stock units. The committee made these changes, among other reasons, to simplify the compensation program, reduce cost and administrative burden in implementing the program, and create a more attractive and market competitive compensation package for Board candidates being recruited.

The following table sets forth the elements of compensation in 2021 for our non-employee directors for their service on our Board of Directors and its committees. Mr. Willett, who is an executive officer of Cognex and Mr. Alias, who is a non-executive employee of Cognex, receive no additional cash compensation for their service on the Board. Further, Dr. Shillman, who retired from the Board and as an executive officer on May 5, 2021, received no compensation for his service on the Board.

Type of Fee	Board of Directors	Compensation/Stock Option Committee	Audit Committee	Nominating, Governance and Sustainability Committee
Annual Cash Retainer	$50,000	$8,000	$10,000	$5,000
Annual Chairman Fee	$60,000	$20,000	$20,000	$10,000

In 2021, each Director (other than Mr. Willett and Dr. Shillman) also received a grant of RSUs in consideration for serving on our Board. RSU grant amounts and vesting schedules are detailed in the “Director Compensation Table—2021” under the heading “Stock Awards.” As noted above, the company transitioned equity awards for Directors in 2021 away from stock options to restricted stock units.

COMPENSATION POLICIES AND PROCEDURES

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to increase shareholder value.

In addition to salary, total compensation may include overtime pay, commissions, equity-based awards and potential bonuses depending on the employee’s job and level within Cognex. It also includes benefits consistent with our “Work Hard, Play Hard, Move Fast” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which reward our top performers, and Perseverance Awards, which reward employee longevity, commitment and loyalty. Other benefits available to all employees include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee oversees the compensation program for Cognex employees. The committee has discussed the concept of risk as it relates to our compensation program and does not believe that our compensation program is structured to encourage excessive or inappropriate risk taking for the following reasons:

•

Compensation for most salaried employees consists of both fixed and variable components. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of company performance or stock price. The variable portion (i.e., annual company bonus, sales commissions and equity-based awards) is based upon individual, company and stock price performance. This mix of compensation is designed to motivate our employees, including our named executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•

The company bonus is an annual program and is focused on profitability, while the equity award program, generally, has a three or five year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. For example, focusing solely on profitability would be detrimental to our company over the long term, ultimately harming our stock price and the value of equity-based awards, such as stock options and restricted stock units.

•

In addition, we prohibit all hedging transactions involving Cognex stock by our Board of Directors and certain employees who have regular access to material non-public information, including our named executive officers, so that they cannot insulate themselves from the effects of poor stock performance. Further, any Cognex employee engaged in short sales of Cognex stock is subject to immediate termination.

•

In order for any employee to be eligible for a company bonus, Cognex must first achieve certain financial goals that are established annually by the Board of Directors related to our consolidated operating income as a percentage of revenue (we refer to this metric as “operating margin”). We believe that focusing on profitability rather than other measures encourages a balanced approach to performance and emphasizes consistent behavior across the organization.

•

Our annual bonus program is capped for each employee at director level and above, which includes our named executive officers, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating margin target.

•	Our annual bonus program has been structured around attaining a certain level of profitability for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

•

The calculation of our operating margin target for purposes of our annual bonus is defined annually by our Board of Directors and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers. We have a Code of Business Conduct and Ethics that covers, among other things, accuracy of books and records. And, predating this code, is our company’s ten corporate values, which include “integrity” and are the basis for ensuring we maintain the highest ethical standards in all that we do.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We maintain a performance-based compensation philosophy that favors variable compensation based on individual, company and stock performance over fixed compensation such as base salary. We target paying our named executive officers, including our CEO, a base salary positioned at only the 25th percentile of our peer group; we establish a potential annual bonus that is market competitive and linked to individual and company performance objectives; and we grant stock options and restricted stock units in a manner that aligns the interests of our named executive officers with those of our shareholders. Compensation is weighted towards equity awards so that our named executive officers adopt an ownership mentality and take a long-term view of the business.

Total compensation for our named executive officers also includes other benefits that are available to Cognex employees generally. This includes Perseverance Awards (which reward employee longevity, commitment and loyalty), company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee, which consists entirely of independent directors, reviews and approves compensation for our named executive officers, using its judgment and experience in determining the mix of compensation. The committee views salary and bonuses as short-term compensation to reward our named executive officers for meeting annual individual and company performance objectives, and equity-based awards as a reward for increasing shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee also believes that our equity award program is instrumental to our ability to recruit, retain and motivate our high caliber employees.

The Compensation/Stock Option Committee is continually working to enhance our compensation programs to help ensure that our performance-based compensation philosophy and long-term perspective perseveres as our company grows. Specifically, for 2022, the Compensation/Stock Option Committee approved a performance-based equity award for our CEO based on relative total shareholder return, as well as stock ownership guidelines for all of our Directors and named executive officers.

Determinations with respect to compensation for a fiscal year are generally made in the first quarter following our Board of Directors’ approval of Cognex’s annual budget for that year, which typically occurs at the end of the previous year.

Say-on-Pay Feedback from Shareholders

At our 2021 Annual Meeting of Shareholders, approximately 91% of the votes cast on the say-on-pay proposal were in favor of the approval of the compensation of our named executive officers, with approximately 9% of the votes cast against such proposal. The Compensation/Stock Option Committee believes that this shareholder vote endorses the compensation philosophy of our company, and the Compensation/Stock Option Committee did not make any changes to our executive compensation program for 2021 as a result of the say-on-pay vote by our shareholders. However, in consultation with the company’s compensation consultant, the Compensation/Stock Option Committee did make enhancements to the executive compensation program for

2021 which preserves our fundamental compensation philosophy, but that makes our compensation more competitive with our peers and even more aligned with shareholder interests. Based on the voting results at our 2017 Annual Meeting, and consistent with the recommendation of the Board of Directors, we will continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of the say-on-pay vote, which we expect will occur at our 2023 Annual Meeting of Shareholders.

2021 Business Results

Cognex reported record revenue of $1.037 billion in 2021—representing an increase of 28% over 2020, which was a year defined by significant disruption in the global economy following the COVID-19 outbreak (2021 revenue grew by 43% over 2019). Cognex performed well in multiple end markets, including logistics, which grew by approximately 65% year-on-year and became Cognex’s largest end market for the first time in 2021. Cognex also experienced the impact of a business recovery in the broader factory automation market, most noticeably the automotive industry. An exception was consumer electronics, where revenue was modestly lower following a substantial investment year in 2020.

Operating income on a generally accepted accounting principles (“GAAP”) basis was 30% of revenue in 2021 compared to 21% for 2020. The increase was due to the operating leverage that incremental revenue has on Cognex’s profitability and substantial restructuring and other charges in 2020 brought about by the pandemic. The operating leverage in 2021 was partially offset by elevated costs resulting from global supply chain constraints, a less favorable revenue mix, higher incentive compensation, the impact of foreign currency exchange rates, and additional headcount to support Cognex’s growth plans.

Consistent with Cognex’s belief that investing in technology remains key to its long-term success, Cognex invested a record $135 million, or 13% of revenue, in Research, Development and Engineering (“RD&E”) during 2021. Cognex also continued to expand its worldwide sales force and invested in business systems related to its sales process that Cognex believes will help it scale for future growth. Furthermore, in 2021, Cognex spent approximately $162 million to repurchase our common stock and paid approximately $43 million in dividends to shareholders.

Compensation Program Highlights

Our executive compensation program is designed to be largely performance-based with base salary providing a steady income and the annual company bonus and stock option awards based upon individual, company and stock price performance. In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	Objective competitive market data of peer companies provided by Pay Governance LLC (“Competitive Analysis”);

•	The levels of responsibility associated with each executive’s position;

•	The past performance of the individual executive;

•	The extent to which individual, departmental and company-wide goals have been met;

•	The overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions;

•	The recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and equity award grants for those executive officers that report to him; and

•	The outcome of advisory shareholder votes on executive compensation (commonly known as “say-on-pay” proposals).

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements. Beginning in 2018, U.S. tax legislation has impacted the company’s ability to deduct annual compensation in excess of $1 million for anyone who served as a named executive officer in any year after 2016. The Compensation/Stock Option Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

The Compensation/Stock Option Committee uses the Competitive Analysis to assess our executives’ compensation against the compensation paid to executives in similar positions in our peer group to help ensure that the compensation we pay is competitive and fair to our executives and to our shareholders. We generally target compensation opportunities for our executives at the median of the market as an initial benchmark. While we use the Competitive Analysis as a starting point, we also consider the qualitative, unique dimensions of an executive’s role and tenure in the position when setting our executives’ compensation as we do not believe an external benchmark should be the only determinant of compensation.

When determining 2021 compensation for our CEO, Mr. Willett, the Compensation/Stock Option Committee noted that Mr. Willett’s total compensation for the past several years had been substantially lower than the total compensation of CEOs in Cognex’s peer group. Therefore, the Compensation/Stock Option Committee adjusted Mr. Willett’s total target compensation to a level that is competitive with the median of CEOs in the company’s peer group. Given, among other reasons, the performance of the company over the past several years, Dr. Shillman’s retirement from the company and the resulting leadership transition, Mr. Willett’s relatively low compensation in 2020 and 2019, and the company’s strong desire to retain and motivate Mr. Willett for the long term, the Compensation/Stock Option Committee determined that the adjustment to Mr. Willett’s target compensation was reasonable, justified and in the best interest of shareholders. However, despite the adjustment to Mr. Willett’s total target compensation, the Compensation/Stock Option Committee still set Mr. Willett’s base salary near the 25th percentile of Cognex’s peer group preserving the company’s pay-for-performance philosophy by tying the vast majority of Mr. Willett’s total compensation to equity awards vesting over a number of years and an annual bonus based on individual and company performance.

Compensation Consultant

The Compensation/Stock Option Committee engaged Pay Governance LLC (“Pay Governance”) as its independent consultant to assist it in evaluating our executive compensation programs and practices. Pay Governance is a specialist in compensation practices and provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2021, Pay Governance performed the following tasks for the committee:

•	Gathered and reviewed the Competitive Analysis;

•	Evaluated the appropriateness of our peer group (described below);

•	Assessed our compensation practices and levels against those of our peer group;

•	Analyzed our short- and long-term incentive plan designs;

•	Reviewed our equity burn rate and dilution levels relative to market; and

•	Updated the Compensation/Stock Option Committee on compensation trends and regulatory developments.

Annually, the Compensation/Stock Option Committee evaluates Pay Governance’s independence by considering the following six factors: (i) the provision of other services to the company by Pay Governance; (ii) the amount of fees received by Pay Governance from the company as a percentage of Pay Governance’s total revenue; (iii) Pay Governance’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Pay Governance consultant with members of the Compensation/Stock Option Committee; (v) any company stock owned by the Pay Governance consultant managing the relationship with the company; and (vi) any business or personal relationship of the Pay Governance consultant or Pay Governance, as applicable, with any executive officer of the company. After considering these factors, the Compensation/Stock Option Committee determined that Pay Governance was independent and that its work with the committee for 2021 has not raised any conflicts of interest.

Competitive Analysis

The peer group used for the Competitive Analysis consists of 15 publicly-traded U.S. companies, most of which are in the software and services or technology hardware and equipment industries, that have revenues and market capitalizations in a range we believe is appropriate. We believe this group represents the competition for executive talent in our industry. We plan to review the peer group annually to ensure that the companies in the peer group remain relevant and provide meaningful compensation comparisons.

2021 Peer Group

Aspen Technology, Inc.	IPG Photonics Corporation	PTC Inc.
Coherent, Inc.	Manhattan Associates, Inc.	Silicon Laboratories Inc.
Dolby Laboratories, Inc.	National Instruments Corporation	Teledyne Technologies Incorporated
FARO Technologies, Inc.	Novanta Inc.	Trimble Inc.
FLIR Systems, Inc.*	Nuance Communications, Inc.	Zebra Technologies Corporation

*	Teledyne Technologies Incorporated acquired FLIR Systems, Inc. in May 2021

Base Salary

In determining the base salaries paid to our named executive officers for fiscal year 2021, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, the Competitive Analysis, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2021 was made based on the following criteria:

•	Objective data from the Competitive Analysis, with our named executive officers’ salaries in 2021 positioned near the 25th percentile of their respective roles;

•	The levels and nature of responsibility associated with each executive’s role;

•	The past performance of the individual employee; and

•	The increase in salary levels approved by our Board of Directors in the fourth quarter of 2020 in conjunction with its approval of our annual budget for fiscal year 2021.

Following its investigation and consideration of the above criteria, the Compensation/Stock Option Committee increased Mr. Willett’s annual base salary from $375,000 to $650,000, Mr. Todgham’s annual base salary from $375,000 to $385,000, Ms. DiPalma’s annual base salary from $273,000 to $300,000, and Mr. Gerst’s annual base salary from $278,250 to $315,000. There was no change in Dr. Shillman’s base salary, and consistent with prior years, Dr. Shillman elected to forgo his annual salary for 2021 and, as requested by him, we donated this amount to a public charity.

Annual Company Bonuses

The Compensation/Stock Option Committee views annual company bonuses as a way to reward employees for meeting individual and company performance objectives. Cognex employees, including our named executive officers, are eligible to participate in the performance-based annual company bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual company bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year.

The annual company bonus plan is designed to be variable. In order for any employee to be eligible for an annual company bonus, Cognex must first achieve financial goals set forth in the annual budget related to budgeted consolidated operating income as a percentage of revenue (we refer to this metric as “operating margin”). Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually.

The Compensation/Stock Option Committee determined that operating margin is an appropriate metric for our bonus plan because the committee believes employee performance is integral in achieving desired levels of company profitability. Operating income as used in the calculation of operating margin is calculated in accordance with GAAP.

In order for any cash bonus to be paid to an employee, a minimum level of operating margin for the company must be achieved. Once the minimum level has been achieved, each employee’s eligible bonus is calculated as follows:

•

If the actual operating margin is above the minimum level but below the operating margin target in the annual budget, each employee is eligible to receive up to a pro-rata portion of his or her target bonus;

•	If the actual operating margin is equal to the operating margin target in the annual budget, each employee is eligible to receive up to 100% of his or her target bonus; and

•

If the actual operating margin is above the operating margin target in the annual budget, certain employees are eligible to receive an additional amount depending upon his or her employment level up to a maximum amount approved by the Compensation/Stock Option Committee. The payout is scaled in such a way that this additional amount is funded by a portion of the incremental operating income above Cognex’s operating margin target.

The Compensation/Stock Option Committee approves the target bonus for each employee at the vice president level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company performance in excess of the operating margin target. The target bonus amount is based upon a percentage of base salary with the percentage based upon the individual’s level of responsibility. Individual performance goals are established annually and generally relate to near-term strategic, financial and operational performance that supports the company’s business objectives. A weighting is assigned to each individual performance goal. For fiscal year 2021, the Compensation/Stock Option Committee approved changes to the target bonuses of certain executive officers based on objective data from the Competitive Analysis and other factors it deemed important. In 2021:

•

The target bonus for Robert J. Willett, our President and Chief Executive Officer, was $1,075,000, with the opportunity to earn 0-350% of this amount based on company performance and the achievement of individual performance goals;

•

The target bonus of Paul D. Todgham, our Senior Vice President and Chief Financial Officer, was $250,000, with the opportunity to earn 0-200% of this amount based on company performance and the achievement of individual performance goals;

•

The target bonus of Carl W. Gerst III, our Executive Vice President, ID and Vision Products, was $220,000, with the opportunity to earn 0-200% of this amount based on company performance and the achievement of individual performance goals; and

•

The target bonus for Sheila M. DiPalma, our Executive Vice President of Employee Services and Chief Culture Officer, was $210,000, with the opportunity to earn 0-200% of this amount based on company performance and the achievement of individual performance goals.

The Compensation/Stock Option Committee believes that the payment of an annual company bonus based upon the achievement of company and individual performance goals is an appropriate way to reward our named executive officers for meeting performance objectives while also achieving desired levels of company profitability.

For 2021, the operating margin target, as calculated for bonus purposes, was consistent with our long-term financial objectives. The actual operating margin achieved for bonus purposes was 30.4%, which was above the target of 24.3%. As a result, each of our named executive officers was eligible to receive up to 100% of the individual’s bonus target plus an additional amount depending upon his or her level of responsibility and up to a maximum approved by the Compensation/Stock Option Committee. The annual bonuses for 2021 for our named executive officers are listed under the heading “Executive Compensation—Summary Compensation Table” and were paid in the first quarter of 2022. Dr. Shillman retired from the Board of Directors and as an executive officer on May 5, 2021 and, therefore, did not receive a 2021 bonus.

Equity-Based Awards

Cognex’s equity award program is intended to reward a significant portion of our eligible employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee believes that granting stock options and restricted stock units is instrumental in our ability to recruit, retain and motivate our high caliber employees.

The Compensation/Stock Option Committee approves the equity awards granted to our named executive officers on an individual basis. Our Chief Executive Officer has been delegated the authority to approve stock options and other equity-based awards to our non-executive employees not to exceed 80,000 shares to any one individual, in the aggregate, per calendar year.

Each year, Cognex determines the equity-based awards to be granted to current employees in the form of annual grants by considering, among other factors, the impact of the awards on shareholder dilution. We have always been, and will continue to be, sensitive to shareholders’ concerns about the increase in the number of outstanding shares caused by new grants. In that regard, we have kept our yearly grants relatively flat between 2011 and 2019 (disregarding the impact of stock splits effected through the issuance of stock dividends), with significant decreases in 2020 and 2021 due primarily to the introduction of restricted stock units into our equity award program. In 2021, our equity-based awards consisted of only 0.51% of the average outstanding shares in 2021. We have also reduced share dilution by repurchasing Cognex stock on the open market during that period. As a result, the number of outstanding shares has increased by only about 1.6% from 2014 to 2021 (disregarding the impact of stock splits effected through the issuance of stock dividends). We intend to continue to actively manage our use of shares each year.

Mr. Willett and Mr. Todgham participated in our annual equity-award grants, which were completed in the first quarter of 2021. Grant amounts are determined based on, among other factors, levels of responsibility and the desire to retain our most valuable employees. The annual grants were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees.

Mr. Gerst and Ms. DiPalma did not participate in our annual equity-award grants because they received a special stock option grant toward the end of 2020 in consideration of their respective promotions to Executive Vice President on October 30, 2020. Because of these special grants, each of Mr. Gerst and Ms. DiPalma was not eligible to receive an annual equity award in 2021.

Our policy is to grant equity-based awards on certain fixed dates. The annual grants are predetermined to occur each year on the fourth Monday in January of such year. Awards for employees hired or promoted during a month are granted on the last Monday of that month. If any such Monday falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant equity-based awards at such other times as it may otherwise deem appropriate. The exercise price for all stock options granted equals the closing price of our common stock on Nasdaq on the date of grant.

The Compensation/Stock Option Committee believes that the primary purpose of equity-based awards is to align employee interests with the interests of our shareholders, and to provide our employees, including our named executive officers, with incentives to increase shareholder value over time. Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in our company. We believe it is appropriate for our Directors and named executive officers to share in this realization of shareholder value. In 2021, the company transitioned equity grants for named executive officers away from only stock options to more restricted stock units. Factors for doing this include the cost to the company, shareholder dilution considerations and our ability to recruit, retain and motivate our senior employees.

Although more information will be provided in the company’s proxy statement next year, it is notable that one third of Mr. Willett’s 2022 annual equity grant (based on grant date fair value) was in the form of performance restricted stock units (“PRSUs”). The vesting of these PRSUs is dependent on the company’s relative total shareholder return against an index of generally comparable companies over a three-year measurement period. Depending on the company’s relative performance, Mr. Willett will receive between 0 and 150% of the grant on the three-year anniversary of the grant date. We believe that PRSUs further align Mr. Willett with building shareholder value and improving corporate performance over the long term.

All equity award agreements covering the unvested equity awards held by our non-employee Directors, Mr. Alias and Mr. Todgham, as well as the November 2017, February 2019 and February 2020 options held by Ms. DiPalma, provide for such equity awards to vest immediately upon a “change of control” of Cognex. In providing for the immediate vesting of these equity awards, the Compensation/Stock Option Committee noted that, given their roles with Cognex at the time of the grants, it was unlikely that Mr. Todgham’s or Ms. DiPalma’s employment with Cognex would be continued following a change of control transaction. Mr. Willett’s options, Mr. Gerst’s October 2020 options and Ms. DiPalma’s October 2020 options are subject to immediate vesting if there is both a “change in control” of Cognex and the respective executive officer’s employment is involuntarily terminated within twelve months following such transaction.

Stock Ownership Guidelines

In February 2022, the Compensation/Stock Option Committee approved stock ownership guidelines for our Directors and named executive officers based on our belief that stock ownership further aligns the interests of our Directors and named executive officers with those of our shareholders. These guidelines provide that our CEO and each Director is expected to accumulate and hold an amount of qualifying Cognex shares equal to three times his or her annual cash retainer or annual base salary, as applicable. All other named executive officers are expected to accumulate and hold an amount of qualifying Cognex shares equal to two times his or her annual base salary. With respect to our non-employee Directors, the “annual cash retainer” excludes any retainer for serving as a member or as a chairman of any Board committee, or for serving as the Chairman of the Board. Directors and named executive officers have five years to achieve the requisite level of ownership under these guidelines. Compliance is measured as of the last day of each fiscal year.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Theodor Krantz, Chairman
Sachin S. Lawande
Dianne M. Parrotte

EXECUTIVE OFFICERS

Our executive officers as of December 31, 2021 included Robert J. Willett, Paul D. Todgham, Carl W. Gerst III and Sheila M. DiPalma. Robert J. Shillman retired from the Board of Directors and as an executive officer on May 5, 2021 following the 2021 Annual Meeting of Shareholders. Biographical information regarding Mr. Willett is provided in Proposal 1: Election of Directors under the heading “Information Regarding Directors.”

Mr. Todgham, 46, joined Cognex as its Senior Vice President of Finance and Chief Financial Officer in March 2020. Prior to Cognex, Mr. Todgham served as the Senior Vice President of Finance for Levi Strauss & Company (LEVI), a publicly held company listed on the New York Stock Exchange. From 2014 to 2020, Mr. Todgham served in a variety of senior finance and strategy roles at Levi’s involving corporate development, operational planning, and financial oversight. For the three years prior to joining Levi’s, Mr. Todgham worked for Ross Stores, Inc. (ROST), also a publicly held company listed on Nasdaq, in senior finance and strategy roles. Mr. Todgham holds a Bachelor of Arts in Applied Mathematics from Harvard University, a Master of Philosophy in Economics from the University of Cambridge and a Master of Business Administration from Stanford University’s Graduate School of Business.

Mr. Gerst, 54, joined Cognex in 1999 and worked in a number of product-focused roles before being promoted to Senior Vice President of the ID Products Business Unit in 2014. Following 2014, Mr. Gerst’s leadership role continued into Vision Products and Global Marketing Communications. He was promoted to Executive Vice President of Vision and ID Products in October 2020. Prior to joining Cognex, Mr. Gerst worked as a hardware engineer, sales engineer and product marketing manager for Hand Held Products, which is now part of Honeywell’s Safety and Productivity Solutions. Mr. Gerst holds a Bachelor of Science in Electrical Engineering from Clarkson University and a Master of Business Administration from the Simon Business School at the University of Rochester.

Ms. DiPalma, 55, joined Cognex in 1992 as Senior Reporting Accountant. She served for more than 20 years in a series of roles with increasing responsibility in the Finance Department, including six years as Cognex Treasurer, before transitioning to Employee Services in 2016. Ms. DiPalma was promoted to Senior Vice President of Employee Services and became a named executive officer in 2017. Ms. DiPalma was promoted to Executive Vice President of Employee Services in October 2020. Prior to joining Cognex, Ms. DiPalma was a member of the audit firm PricewaterhouseCoopers. She holds a Bachelor of Science degree in Accounting from Boston College, a Master of Science degree in Taxation from Bentley College, and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Summary Compensation Table—2021

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer and our other executive officers in fiscal years 2019, 2020 and 2021 (who we refer to collectively as the “named executive officers”).

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation		Total Compensation
Robert J. Willett	2021	$651,334	$2,033,544	$4,153,512	$3,687,250	$8,880		$10,534,520
President and Chief Executive Officer	2020	$173,469(3)	—	$3,322,440	(3)	$11,652	(4)	$3,507,561
	2019	$376,443	—	$3,406,320	—	$66,068	(5)	$3,848,831
Paul D. Todgham (6)	2021	$384,135	$745,489	$749,919	$487,927	$9,250		$2,376,720
Senior Vice President and Chief Financial Officer	2020	$308,804	$2,019,500	$1,380,631	$394,369	$326,752	(7)	$4,430,056

Carl W. Gerst III (8)	2021	$316,211	—	—	$419,973	$25,966	(9)	$762,150
Executive Vice President Vision and ID Products	2020	$284,710	—	$5,403,992	$240,446	$9,639		$5,938,787

Sheila M. DiPalma	2021	$301,154	—	—	$410,438	$10,659		$722,251
Chief Culture Officer and EVP Employee Services	2020	$277,773	—	$3,825,970	$260,135	$5,892		$4,369,770
	2019	$258,462	—	$1,513,920	—	$62,167	(10)	$1,834,549
Robert J. Shillman (11)	2021	(12)	—	—	—	$16,051		$216,051
Former Chief Culture Officer	2020	(3)(12)	—	—	(3)	$16,705		$116,705
	2019	(12)	—	—	—	$16,478		$216,478

(1)	Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years (i.e., 2022).
(2)

Amounts listed in this column represent the grant date fair value of option awards and RSUs, as applicable. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. No equity award grants to a named executive officer were forfeited in 2019, 2020 or 2021.

(3)

On May 26, 2020, Cognex’s Board of Directors approved a restructuring plan intended to reduce Cognex’s operating costs, optimize its business model and address the impact of the COVID-19 pandemic. As part of this plan, Mr. Willett and Dr. Shillman agreed to temporarily suspend their salaries between June 1, 2020 and December 31, 2020. In addition, as part of the restructuring plan, neither Mr. Willett nor Dr. Shillman was eligible for a 2020 bonus.

(4)

Includes a one-time cash payment of $6,000 made to Mr. Willett for travel, lodging and entertainment for Mr. Willett’s 10-year Perseverance Award, which all Cognex employees and Directors are eligible to receive, as well as life insurance premiums and a 401(k) employer match, which all employees are also eligible to receive.

(5)

Includes a one-time cash payment of $57,692 representing accrued but unused vacation as of December 31, 2018, which was paid in 2019 following Cognex’s adoption of a new paid time off policy, as well as life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.

(6)	Mr. Todgham became the Senior Vice President of Finance and Chief Financial Officer of the company on March 9, 2020.
(7)	Includes a one-time cash payment of $325,451 for relocation benefits, as well as life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.
(8)	Mr. Gerst was promoted to Executive Vice President, an executive officer role at Cognex, on October 30, 2020.

(9)

Includes a one-time cash payment of $15,000 for travel, lodging and entertainment for Mr. Gerst’s 20-year Perseverance Award, which all Cognex employees and Directors are eligible to receive, as well as life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.

(10)

Includes a one-time cash payment of $36,000 representing accrued but unused vacation as of December 31, 2018, which was paid in 2019 following Cognex’s adoption of a new paid time off policy, a $20,000 payment for travel, lodging and entertainment for Ms. DiPalma’s 25-year Perseverance Award, which all Cognex employees and Directors are eligible to receive, as well as life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.

(11)

Dr. Shillman retired from the Board of Directors and as an executive officer on May 5, 2021 following the 2021 Annual Meeting of Shareholders. Dr. Shillman remains an employee of Cognex in an advisory role.

(12)

Dr. Shillman elected to forgo his base salary of $200,000 in 2019, his base salary of $100,000 in 2020 and his base salary of $200,000 in 2021. As requested by him, we have donated these amounts to a public charity. Notwithstanding the foregoing, these amounts are included in the amount shown in the “Total Compensation” column.

Grants of Plan-Based Awards Table—2021

The following table sets forth information regarding non-equity incentive plans and equity award grants to our named executive officers in fiscal year 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards (Per Share)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold	Target	Maximum
Robert J. Willett	—	$0	$1,075,000	$3,762,500	—	—	—	—
	2/16/2021	—	—	—	22,608	—	—	$2,033,544
	2/16/2021	—	—	—	—	123,521	$90.50	$4,153,512
Paul D. Todgham	—	$0	$250,000	$500,000	—	—	—	—
	2/16/2021	—	—	—	8,288	—	—	$745,489
	2/16/2021	—	—	—	—	22,302	$90.50	$749,919
Carl W. Gerst III (3)	—	$0	$220,000	$440,000	—	—	—	—
Sheila M. DiPalma (4)	—	$0	$210,000	$420,000	—	—	—	—
Robert J. Shillman (5)	—	—	—	—	—	—	—	—

(1)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, that are payable under Cognex’s annual company bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2021 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Amounts listed in this column represent the grant date fair value of option awards and RSUs, as applicable. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period.

(3)

Because of the special option grant to Mr. Gerst on October 30, 2020 in consideration of his promotion to Executive Vice President, Mr. Gerst was not eligible to receive an annual equity award in 2021.

(4)

Because of the special option grant to Ms. DiPalma on October 30, 2020 in consideration of her promotion to Executive Vice President, Ms. DiPalma was not eligible to receive an annual equity award in 2021.

(5)

Dr. Shillman retired from the Board of Directors and as an executive officer on May 5, 2021 following the 2021 Annual Meeting of Shareholders. Dr. Shillman remains an employee of Cognex in an advisory role, but is no longer eligible for annual equity-based awards or annual bonuses.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and equity-based awards as well as other benefits which are also available to all Cognex employees generally. These benefits include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, tuition reimbursement, and benefits consistent with our “Work Hard, Play Hard, Move Fast” culture such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

During 2021, Mr. Willett’s annual base salary increased from $375,000 to $650,000, Mr. Todgham’s annual base salary increased from $375,000 to $385,000, Ms. DiPalma’s annual base salary increased from $273,000 to $300,000, and Mr. Gerst’s annual base salary increased from $278,250 to $315,000. In addition, consistent with prior years, Dr. Shillman elected to forgo his annual salary for 2021 and, as requested by him, we donated this amount to a public charity.

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual company bonus program that is based first on the achievement of the consolidated financial goal set forth in Cognex’s annual budget related to operating income as a percentage of revenue (we refer to this metric as “operating margin”), and then on the achievement of individual performance goals, which are also established annually. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. For 2021, the target bonus for Mr. Willett was $1,075,000, with the opportunity to earn 0-350% of this amount; the target bonus for Mr. Todgham was $250,000, with the opportunity to earn 0-200% of this amount; the target bonus for Mr. Gerst was $220,000, with the opportunity to earn 0-200% of this amount; and the target bonus for Ms. DiPalma was $210,000, with the opportunity to earn 0-200% of this amount.

Cognex’s actual consolidated operating margin for 2021 bonus purposes was 30.4%, which was above the target percentage as determined by the Board of 24.3%. As a result, each of our named executive officers was eligible to receive up to the maximum bonus percentage approved by the Board.

During 2021, Mr. Willett and Mr. Todgham participated in our annual equity-award grants, which were completed in the first quarter of 2021. Grant amounts are determined based on, among other factors, levels of responsibility and the desire to retain our most valuable employees. The annual grants were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees. Because of the special stock option grants received by Mr. Gerst and Ms. DiPalma in consideration of their respective promotions to Executive Vice President on October 30, 2020, neither Mr. Gerst nor Ms. DiPalma was eligible to receive an annual equity award in 2021. Dr. Shillman declined to accept an annual option award when offered by the Compensation/Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees. A total of 898,515 options and restricted stock units were granted to Cognex employees in fiscal year 2021.

Option Exercises and Stock Vested Table—2021

The following table sets forth the amounts realized in fiscal year 2021 by our named executive officers as a result of option exercises or vesting of restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Robert J. Willett	—	$—	—	$—
Paul D. Todgham	—	$—	11,667	$1,024,596
Carl W. Gerst III	115,000	$3,785,786	—	$—
Sheila M. DiPalma	—	$—	—	$—
Robert J. Shillman	—	$—	—	$—

(1)

The value realized on exercise represents the difference between the exercise price of the stock option and the trading price of our common stock on Nasdaq upon exercise of the stock option, multiplied by the number of shares underlying the option exercised.

(2)	The value realized on vesting represents the closing market price of our common stock on Nasdaq on the vesting date of the RSUs, multiplied by the number of shares vesting.

Table of Outstanding Equity Awards at Fiscal Year-End—2021

The following table sets forth the number of restricted stock units and options to purchase shares of our common stock held by our named executive officers on December 31, 2021 (Dr. Shillman is not listed because he did not hold any equity awards on December 31, 2021).

Name	Number of Restricted Stock Units (RSUs) That Have Not Vested	Market Value of Shares Underlying RSUs That Have Not Vested (1)	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Footnote
Robert J. Willett	—	—	180,000	—	$38.39	2/21/2027	2
	—	—	54,000	36,000	$56.44	2/20/2028	3
	—	—	72,000	108,000	$51.49	2/19/2029	4
	—	—	36,000	144,000	$50.94	2/18/2030	5
	—	—	—	123,521	$90.50	2/16/2031	6
	22,608	$1,757,998	—	—	—	—	7
Paul D. Todgham	23,333	$1,814,374	—	—	—	—	8
	—	—	—	70,000	$57.70	4/29/2030	9
	—	—	—	22,302	$90.50	2/16/2031	6
	8,288	$644,475	—	—	—	—	7
Carl W. Gerst III	—	—	—	20,000	$56.44	2/20/2028	3
	—	—	—	60,000	$51.49	2/19/2029	4
	—	—	—	80,000	$50.94	2/18/2030	5
	—	—	20,000	130,000	$65.90	10/30/2030	10
Sheila M. DiPalma	—	—	12,500	—	$38.39	2/21/2027	2
	—	—	12,000	12,000	$62.48	11/1/2027	11
	—	—	—	40,000	$62.48	11/1/2027	12
	—	—	16,000	48,000	$51.49	2/19/2029	4
	—	—	16,000	64,000	$50.94	2/18/2030	5
	—	—	16,000	84,000	$65.90	10/30/2030	13

(1)	Market value determined by multiplying the number of unvested RSUs by $77.76, the closing price of Cognex’s common stock on December 31, 2021, the last trading day of the year.
(2)	Options became exercisable in four equal annual installments beginning on February 21, 2018.
(3)	Options became exercisable in five equal annual installments beginning on February 20, 2019.
(4)	Options became exercisable in five equal annual installments beginning on February 19, 2020.
(5)	Options became exercisable in five equal annual installments beginning on February 18, 2021.
(6)	Options become exercisable in five equal annual installments beginning on February 16, 2022.
(7)	Restricted stock units vest in annual installments of 20%, 30%, and 50% beginning on February 16, 2022.
(8)	Restricted stock units vest in three equal annual installments beginning on April 29, 2021.
(9)	Options become exercisable in three approximately equal annual installments beginning on April 29, 2023.
(10)	100,000 options became exercisable in five equal annual installments beginning on October 30, 2021, and the remaining 50,000 options become exercisable in one installment on October 30, 2025.
(11)	Options became exercisable in five equal annual installments beginning on November 1, 2018.
(12)	Options become exercisable in one installment on November 1, 2022.
(13)	80,000 options became exercisable in five equal annual installments beginning on October 30, 2021, and the remaining 20,000 options become exercisable in one installment on October 30, 2025.

EMPLOYMENT AGREEMENT WITH ROBERT J. WILLETT

We entered into an employment agreement with Mr. Willett in June 2008 when he joined our company as Executive Vice President and President of the Modular Vision Systems Division, which entitles him to receive benefits that are available to all Cognex employees generally.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All equity award agreements covering the unvested equity awards held by our non-employee Directors, Mr. Alias and Mr. Todgham, as well as the November 2017, February 2019 and February 2020 options held by Ms. DiPalma, provide for such equity awards to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction. Mr. Willett’s equity awards, Mr. Gerst’s October 2020 options and Ms. DiPalma’s October 2020 options are subject to immediate vesting if there is both a “change in control” of Cognex and the respective executive officer’s employment is involuntarily terminated within twelve months following such transaction.

All stock option and RSU agreements covering unvested equity awards held by Mr. Willett, as well as Mr. Gerst’s October 2020 option agreement covering unvested options and Ms. DiPalma’s October 2020 option agreement covering unvested options, provide for any unvested portion of such equity awards held by each respective executive officer to become fully vested if the following two conditions are met: 1) there is a “change in control” of Cognex (as defined above) and 2) one’s employment is involuntarily terminated within twelve months following such transaction. One’s employment will be considered to be involuntarily terminated if Cognex terminates one’s employment without “cause” or the executive resigns his or her employment for “good reason.” “Cause” means the willful and continued failure to perform substantially his or her duties with Cognex (other than any failure resulting from incapacity due to physical or mental illness), or his or her willful engagement in illegal conduct or gross misconduct which is materially injurious to Cognex. “Good reason” means a material diminution in his or her duties or responsibilities (excluding for this purpose any diminution related solely to Cognex ceasing to be a public reporting company), or the requirement to be based at any office or location that is more than 50 miles from his or her current office.

The following table indicates the amount of unvested options and RSUs held by each named executive officer that would become fully vested assuming a change of control of Cognex occurred on December 31, 2021, and, with respect to the options and RSUs granted to Mr. Willett, and the options granted to Mr. Gerst and Ms. DiPalma in October 2020, the termination of the executive’s employment occurred in the circumstances described above on December 31, 2021 following a change of control. These amounts are estimates only and do not necessarily reflect the actual number of shares that would vest or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his or her options and RSUs.

Name	Number of Restricted Stock Units That Would Have Accelerated Vesting	Value of Restricted Stock Units That Would Have Accelerated Vesting(1)	Number of Option Shares That Would Have Accelerated Vesting	Value of Option Shares That Would Have Accelerated Vesting(2)
Robert J. Willett	22,608	$1,757,998	411,521	$7,466,760
Paul D. Todgham	31,621	$2,458,849	92,302	$1,404,200
Carl W. Gerst III	—	—	130,000	$1,541,800
Sheila M. DiPalma	—	—	248,000	$4,768,240
Robert J. Shillman	—	—	—	—

(1)	Amount shown in this column is based on multiplying the number of unvested RSUs by the closing price of our common stock on Nasdaq on December 31, 2021 ($77.76).
(2)

Amounts shown in this column are based on multiplying the number of options shares by the positive difference, if any, between the closing price of our common stock on Nasdaq on December 31, 2021 ($77.76) and the exercise prices for such option shares.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert J. Willett, our President and Chief Executive Officer. For 2021, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $88,713; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $10,534,520.

Based on this information, for 2021, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 119 to 1.

We believe our CEO Pay Ratio for 2021 demonstrates our pay-for-performance philosophy. Our compensation program consists of both fixed and variable components, and is designed to motivate all employees to produce superior short- and long-term corporate performance. The approximate ratio of our CEO’s salary to the salary of our median employee was just 8 to 1, which is significantly lower than the total compensation ratio above because the fixed portion of our CEO’s compensation is positioned at the 25th percentile of the company’s peer group. Given our CEO’s level of responsibility, experience and potential, the Compensation/Stock Option

Committee awards him a mix of compensation with a higher variable component (i.e., annual company bonus and stock option awards) that is based upon individual, company and stock price performance. As a result, a substantial percentage of our CEO’s total compensation is at risk every year, providing him with greater incentive to increase shareholder value and improve corporate performance over the long term.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our Chief Executive Officer, we took the following steps:

•

We selected October 2, 2021, which is within the last three months of 2021, as the date upon which we would identify the median employee to allow sufficient time to identify the median employee given the global scope of our operations.

•

We determined that, as of October 2, 2021, our employee population consisted of approximately 2,253 individuals working for Cognex and its consolidated subsidiaries, with approximately 41% of these individuals located in the United States, 33% in Asia and 26% in Europe. This population consisted of our full-time, part-time and temporary employees. We do not have seasonal employees, and we excluded independent contractors.

•

To identify the median employee from our employee population, we examined the annual base salary, annual bonus target and annual sales commissions for 2021 for all full-time, part-time and temporary employees employed by Cognex and its consolidated subsidiaries at the start of business on October 2, 2021. We believe these pay elements are appropriate because it was impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce, and the actual achievement of the variable portion of compensation can vary widely from year to year.

•	No adjustments were made for cost-of-living differences.

•	An average 2021 U.S. dollar exchange rate was applied to compensation reported in a foreign currency.

All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

a.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $88,713.

b.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement under the heading “Executive Compensation”.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”) as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ending December 31, 2022. Grant Thornton has served as Cognex’s independent registered public accounting firm since 2007. Although ratification by shareholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Grant Thornton is expected to be present at our 2022 Annual Meeting of Shareholders, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

Fees Paid to Independent Registered Public Accounting Firm and Other Matters

The aggregate fees charged or expected to be charged by Grant Thornton and its affiliates for services rendered during 2020 and 2021 are as follows:

Type of Fee	2021	2020
Audit Fees	$1,196,942	$1,211,523
Audit-Related Fees	$—	$—
Tax Fees	$2,104	$—
All Other Fees	$120,591	$—

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K; the review of the financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or our company’s internal control over financial reporting.

Tax Fees. These are fees for tax compliance, planning and preparation, and tax consulting and advice.

All Other Fees. These are fees for any service not included in the first three categories, including the company’s ESG materiality assessment conducted by Grant Thornton.

Audit Committee’s Pre-Approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•

the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of fees paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•

those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee approved all audit and audit-related services provided to Cognex by Grant Thornton during fiscal years 2020 and 2021. There were no non-audit services provided to Cognex by Grant Thornton for fiscal years 2020 and 2021 that required review by the Audit Committee.

PROPOSAL 3: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. At our 2017 Annual Meeting, a majority of votes were cast in favor of holding annual say-on-pay votes. Based on these results, and consistent with the recommendation of the Board of Directors, we will continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of such say-on-pay votes, which we expect will occur at our 2023 Annual Meeting of Shareholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation paid to Cognex’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Total compensation for our named executive officers consists primarily of salary, bonus and equity-based awards as well as other benefits which are also available to all Cognex employees generally. Salary and bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option and restricted stock unit awards are viewed as a reward for increasing shareholder value and improving corporate performance over the long term. We also believe that stock option and restricted stock unit awards promote the retention of talented employees. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS “SAY-ON-PAY” PROPOSAL.

The resolution that is the subject of this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board of Directors. However, the Compensation/Stock Option Committee intends to take the results of the vote on this proposal into account when considering future decisions regarding the compensation of our named executive officers.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2021. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton, Cognex’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Theodor Krantz, Chairman
Sachin Lawande
Marjorie T. Sennett
Anthony Sun

SHAREHOLDER PROPOSALS

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2023 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 18, 2022. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our By-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2023 Annual Meeting of Shareholders, notice of them must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation not later than the close of business on February 3, 2023 nor earlier than the close of business on January 4, 2023. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth:

•	Information concerning the shareholder, including his or her name and address;

•	A representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice; and

•	Such other information as would be required to be included in a proxy statement soliciting proxies for the presentation of such matter to the meeting.

In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than Cognex’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2023. Shareholder proposals with respect to the election of Directors must also contain other information set forth in our By-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By Order of the Board of Directors,

Mark T. Fennell, Secretary

Natick, Massachusetts

March 18, 2022

000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 MMMMMMMMM ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., EDT, on Wednesday May 4, 2022. Online Go to www.envisionreports.com/CGNX or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CGNX 2022 Annual Meeting of Shareholders Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. A Election of Directors + 1. Nominees: Nominated for a term ending in 2025: For Against Abstain For Against Abstain 01—Anthony Sun 02—Robert J. Willett Nominated for a term ending in 2024: For Against Abstain 03—Marjorie T. Sennett For Against Abstain For Against Abstain 2. To ratify the selection of Grant Thornton LLP as Cognex’s 3. To approve, on an advisory basis, the compensation of Cognex’s independent registered public accounting firm for fiscal year 2022. named executive officers as described in the proxy statement including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say-on-pay”). 4. The consideration of any other business that may properly come before the meeting or any adjournment or postponement thereof. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1 U P X 5 3 0 5 4 5 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03KUFC

2022 Annual Meeting of Shareholders Admission Ticket 2022 Annual Meeting of Cognex Corporation Shareholders Wednesday, May 4, 2022 at 9:00 a.m. Local Time Cognex Corporation One Vision Drive Natick, Massachusetts Upon arrival, please present this admission ticket and photo identification at the registration desk. DIRECTIONS TO COGNEX CORPORATION From Route 90 (Mass Turnpike): One Vision Drive • Take Exit 13 (Natick/Framingham—Route 30) Natick, MA 01760 • Follow left ramp towards Natick (Route 30 East) • Follow signs to Route 9 East Please note: Guest parking is available in front of the building. • Follow “From Route 9 East” From Boston and Logan Airport: From Route 9 West: • Merge onto Route 90 West (Mass Turnpike) toward Worcester • Follow Route 9 West • Take Exit 15 (I-95/Route 128) toward Waltham/Dedham • Look for an Audi dealership on your right as you head up a hill. At the crest of that • Follow “From Route 128 (I-95)” hill, Vision Drive is 0.1 miles past Wethersfield Rd. Cognex is on the left of Vision Drive. From Route 128 (I 95): From Route 9 East: • Take Exit 20B (Route 9 West) toward Framingham/Worcester • Follow Route 9 East • Follow “From Route 9 West” • Make U-turn at the left lane U-turn signal near Natick McDonald’s • Follow “From Route 9 West” From Route 495: • Take Exit 22 Route 90 East (Mass Turnpike) toward Framingham/Boston • Follow “From Route 90 (Mass Turnpike)” Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CGNX IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Cognex Corporation + Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2022 Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Shareholders to be held on May 4, 2022: The proxy statement and annual report to shareholders are available at: www.envisionreports.com/CGNX. The undersigned hereby appoints Robert J. Willett and Mark T. Fennell, and each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2022 Annual Meeting of Shareholders of Cognex Corporation to be held on May 4, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +